Exhibit 99.1

News Release

Hilb Rogal & Hobbs Company	Investor Contact:	Carolyn Jones
4951 Lake Brook Drive, Suite 500	Phone:	(804) 747-3108
Glen Allen, Virginia 23060	Fax:	(804) 747-6046

FOR IMMEDIATE RELEASE

April 23, 2008

HILB ROGAL & HOBBS COMPANY REPORTS RESULTS FOR

2008 FIRST QUARTER

RICHMOND, VA — Hilb Rogal & Hobbs Company (NYSE:HRH), one of the world’s largest insurance and risk management intermediaries, today reported financial results for the first quarter ended March 31, 2008.

For the 2008 first quarter, total revenues were $206.8 million, compared with $198.2 million in the 2007 first quarter, an increase of 4.4%. Core commissions and fees rose 12.6% to $179.1 million for the quarter, compared with $159.1 million for the same period in 2007 reflecting acquisitions, new business and amounts recorded under supplemental commission agreements with certain underwriters, offset by the effects of continued sharp declines in property and casualty premium rates and the timing of certain transactions. Contingent commissions decreased $9.0 million to $24.2 million from the same period in 2007.

Organic growth on core commissions and fees was 1.1% for the 2008 first quarter. Organic growth for each of the company’s reportable segments is included in a separate table in this release. Organic growth is defined as the change in commissions and fees before the effect of acquisitions and divestitures which closed less than one year ago.

Net income for the first quarter decreased 38.5% to $15.5 million, or $0.42 per share, compared with $25.2 million, or $0.69 per share, for the same 2007 period. Operating net income decreased 35.9% to $15.3 million, or $0.42 per share, compared with $23.8 million, or $0.65 per share, for the 2007 first quarter. The operating margin for the 2008 first quarter decreased to 20.3% from 26.4% for the 2007 first quarter.

For the quarter, the accelerating decline in property and casualty rates significantly influenced financial results. In addition, the operating earnings per share comparison for the quarter was adversely affected by the following factors:

•	The quarterly timing related to the shift from contingent to supplemental commissions ($0.11);

•	Increased professional and claims fees related, in part, to quarter-specific matters ($0.04);

•	The dilutive impact of an acquisition ($0.05); and

•	Increased costs related to the employee medical program ($0.02).

These four factors reduced the operating profit margin by 5.1 percentage points in the quarter.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY REPORTS RESULTS FOR

2008 FIRST QUARTER – Continued

Martin L. (Mell) Vaughan, III, chairman and chief executive officer, said, “We began 2008 with a better start than our disappointing financial comparison implies. In addition to the unprecedented rate environment, the quarter was affected by the timing of compensation from certain underwriters, quarter-specific expenses and dilution from an acquisition. While the switch from contingent to supplemental commissions complicated quarterly comparability, our expected level of compensation under these agreements for the full year has not changed. In light of the continued sharp decline in property and casualty premium rates and the effects of macroeconomic weakness on insurance demand, our positive organic growth of 1.9% in domestic retail is further evidence of our sustained gains in market share and an indication of the effectiveness and resiliency of our operating models.”

F. Michael Crowley, president, added, “The strength in new business was broadly distributed across middle-market and major account property and casualty products, our growing range of employee benefits products, and our geographic regions. Evidence strongly indicates that our sales and service operating models, national practice specialties and regional organizations are contributing to our success resulting in growth in market share. We recognize the urgency of cost control and our process improvement initiatives which are designed to improve efficiency as well as service quality.”

Vaughan continued, “Our growth strategies are to focus on increasing market share through new business and retaining existing clients through effective and responsive service; managing costs through process improvements and performance accountability; and deploying our cash flow and capital effectively through acquisitions and share repurchases. Over the past six months, we have repurchased approximately $30 million in HRH shares. Our current share repurchase authorization provides for an additional $35 million in 2008. Our strategies are designed to build long-term shareholder value.”

About HRH

Hilb Rogal & Hobbs Company (HRH) is the eighth largest insurance and risk management intermediary in the United States, with over 140 offices throughout the United States and the world. HRH helps clients manage their risks in property and casualty, employee benefits, professional liability and other areas of specialized exposure. In addition, HRH offers a full range of personal and corporate financial products and services. HRH is focused on understanding our clients’ businesses, employees and risks, as well as the insurance and financial markets, so that we can develop insurance, risk management and employee benefits solutions that best fit their needs. The company’s common stock is traded on the New York Stock Exchange, symbol HRH. More information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

Forward-Looking Statements

Forward-looking statements made during the course of our conference calls, in filings by the company with the Securities and Exchange Commission, in the company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized company executive officer, may include the words or phrases “would be,” “will allow,” “expects to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions and are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY REPORTS RESULTS FOR

2008 FIRST QUARTER – Continued

While forward-looking statements are provided to assist in the understanding of the company’s anticipated future financial performance, the company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Forward-looking statements are subject to significant risks and uncertainties, many of which are beyond the company’s control. Although the company believes that the assumptions underlying its forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Actual results may differ materially from those contained in or implied by such forward-looking statements for a variety of reasons. Risk factors and uncertainties that might cause such a difference include, but are not limited to, the following: the company’s commission revenues are based on premiums set by insurers and any decreases in these premium rates could result in revenue decreases for the company; the level of contingent commissions is difficult to predict and any material decrease in the company’s collection of them is likely to have an adverse impact on operating results; the company’s growth has been enhanced through acquisitions, but the company may not be able to successfully identify and attract suitable acquisition candidates and complete acquisitions; the company’s failure to integrate an acquired insurance agency efficiently may have an adverse effect on the company; the general level of economic activity can have a substantial impact on revenues that is difficult to predict; a strong economic period may not necessarily result in higher revenues; the company’s success in the future depends, in part, on the company’s ability to attract and retain quality producers; the company may be subject to increasing costs arising from errors and omissions claims against the company; the company is subject to governmental regulation which may impact operating results and/or growth; the business practices and broker compensation arrangements of the company are subject to uncertainty due to investigations by governmental authorities and related private litigation; the company is subject to a number of investigations and legal proceedings, which if determined unfavorably for the company, may adversely affect the company’s results of operations; a decline in the company’s ability to obtain new financing and/or refinance current borrowings may adversely affect the company; if the company is unable to respond in a timely and cost-effective manner to rapid technological change in the insurance intermediary industry, there may be a resulting adverse effect on business and operating results; quarterly and annual variations in the company’s commissions and fees that result from the timing of policy renewals and the net effect of new and lost business production may have unexpected impacts on the company’s results of operations; the company’s operating results could be adversely affected if the value of intangible assets is not fully realized; and the company has international operations, particularly in the United Kingdom, which expose the company to various legal, economic and market risks including foreign currency exchange rate fluctuations.

The company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements. For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other reports from time to time filed with or furnished to the Securities and Exchange Commission.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED MARCH 31,
	2008	2007
	(Unaudited)
REVENUES
Core commissions and fees	$179,126	$159,069
Contingent commissions	24,163	33,119
Investment income	2,658	3,037
Other	882	2,968

	206,829	198,193
OPERATING EXPENSES
Compensation and employee benefits	123,434	109,118
Other operating expenses	38,705	33,022
Depreciation	2,340	2,113
Amortization of intangibles	9,841	7,414
Interest expense	7,078	5,491

	181,398	157,158

INCOME BEFORE INCOME TAXES	25,431	41,035
Income taxes	9,908	15,813

NET INCOME	$15,523	$25,222

Net Income Per Share:
Basic	$0.43	$0.70

Assuming Dilution	$0.42	$0.69

Dividends Per Share	$0.13	$0.12

Weighted Average Shares Outstanding:
Basic	36,514	36,214

Assuming Dilution	36,756	36,724

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	MARCH 31, 2008	DECEMBER 31, 2007
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$282,702	$294,407
Receivables (net)	319,383	366,215
Prepaid expenses and other current assets	38,571	42,200

TOTAL CURRENT ASSETS	640,656	702,822
PROPERTY & EQUIPMENT (NET)	25,492	26,023
INTANGIBLE ASSETS (NET)	1,060,071	1,052,278
OTHER ASSETS	37,186	36,303

	$1,763,405	$1,817,426

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$407,143	$453,850
Accounts payable	42,271	32,380
Accrued expenses	37,573	54,290
Premium deposits and credits due customers	60,362	69,284
Current portion of long-term debt	14,655	14,705

TOTAL CURRENT LIABILITIES	562,004	624,509
LONG-TERM DEBT	422,095	412,432
DEFERRED INCOME TAXES	50,112	50,524
OTHER LONG-TERM LIABILITIES	49,029	46,758
SHAREHOLDERS’ EQUITY
Common Stock (outstanding 36,391 and 36,749 shares, respectively)	258,785	271,263
Retained earnings	420,215	409,443
Accumulated other comprehensive income	1,165	2,497

	680,165	683,203

	$1,763,405	$1,817,426

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This news release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with United States generally accepted accounting principles (GAAP).

	NET INCOME THREE MONTHS ENDED MARCH 31,		NET INCOME PER SHARE ASSUMING DILUTION THREE MONTHS ENDED MARCH 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
GAAP NET INCOME	$15,523	$25,222	$0.42	$0.69
Excluding:
Non-operating gains, net of taxes	(245)	(1,393)	—	(0.04)

OPERATING NET INCOME	15,278	23,829	0.42	0.65
Plus: Amortization of intangibles, before tax	9,841	7,414	0.26	0.20

OPERATING NET INCOME PLUS AMORTIZATION OF INTANGIBLES	$25,119	$31,243	$0.68	$0.85

	OPERATING PROFIT THREE MONTHS ENDED MARCH 31,		OPERATING REVENUE THREE MONTHS ENDED MARCH 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
GAAP NET INCOME / REVENUE	$15,523	$25,222	$206,829	$198,193
Excluding:
Non-operating gains	(402)	(2,284)	(402)	(2,284)
Amortization of intangibles	9,841	7,414	—	—
Interest expense	7,078	5,491	—	—
Income taxes	9,908	15,813	—	—

OPERATING PROFIT / REVENUE	$41,948	$51,656	$206,427	$195,909

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands)

	GAAP REVENUE THREE MONTHS ENDED MARCH 31,		TOTAL CHANGE	TOTAL GROWTH	NET ADJUSTMENTS (ACQUISITIONS)	ORGANIC GROWTH
(Unaudited)	2008	2007	($)	(%)	/ DIVESTITURES	(%)
Core Commissions & Fees:
Domestic Retail	$153,737	$133,883	$19,854	14.8%	$(17,337)	1.9%
Excess & Surplus	8,399	7,919	480	6.1	(1,049)	(7.2)
International	11,578	11,577	1	—	—	—
Other	5,412	5,690	(278)	(4.9)	—	(4.9)

Total	$179,126	$159,069	$20,057	12.6%	$(18,386)	1.1%

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